EXHIBIT INDEX


                                                      Page
Exhibit                                              Number

  2     Asset Purchase Agreement by and Among          11
        Morrison Restaurants Inc. ("seller") and
        Gardner Merchant Food Services, Inc.
        ("purchaser") and the related exhibits to such agreement.


Schedules to the exhibits have been omitted pursuant to Item
601(b)(2) of Regulation S-K. The Registrant, hereby, undertakes to furnish supplementally a copy of any omitted schedule to the Commission upon request.

                  ASSET PURCHASE AGREEMENT
                        BY AND AMONG
            MORRISON RESTAURANTS INC. ("SELLER"),
               CUSTOM MANAGEMENT CORPORATION,
    CUSTOM MANAGEMENT CORPORATION OF PENNSYLVANIA, INC.,
MORRISON'S CUSTOM MANAGEMENT CORPORATION OF PENNSYLVANIA, INC.,
                 MANASK FOOD SERVICES, INC.,
             (COLLECTIVELY THE "SUBSIDIARIES"),
                             AND
     GARDNER MERCHANT FOOD SERVICES, INC. ("PURCHASER")
                  ASSET PURCHASE AGREEMENT
                      TABLE OF CONTENTS

                                                           Page

ARTICLE 1DEFINITIONS . . . . . . . . . . . . . . . . . . . .  1

ARTICLE 2PURCHASE AND SALE . . . . . . . . . . . . . . . . .  7
   2.1  Agreement to Sell and Purchase the Acquired Assets .  7
   2.2  Purchase Price . . . . . . . . . . . . . . . . . . .  8
   2.3  Payment of Purchase Price. . . . . . . . . . . . . .  8
   2.4  Allocation of Purchase Price . . . . . . . . . . . .  8
   2.5  Purchase Price Adjustment. . . . . . . . . . . . . .  8
   2.6  Settlement of Accruals and Prorations. . . . . . . .  8

ARTICLE 3ASSUMED LIABILITIES . . . . . . . . . . . . . . . .  9
   3.1  Assumed Liabilities. . . . . . . . . . . . . . . . .  9
   3.2  Liabilities Not Being Assumed. . . . . . . . . . . .  9

ARTICLE 4CLOSING; ITEMS TO BE DELIVERED AT CLOSING . . . . . 10
   4.1  The Closing. . . . . . . . . . . . . . . . . . . . . 10
   4.2  Items to be Delivered at Closing by Seller and the
        Subsidiaries . . . . . . . . . . . . . . . . . . . . 10
   4.3  Items to be Delivered at Closing by Purchaser. . . . 11
   4.4  Certain Assignments. . . . . . . . . . . . . . . . . 11
   4.5  Transfer Expenses. . . . . . . . . . . . . . . . . . 11
   4.6  Further Assurances . . . . . . . . . . . . . . . . . 11

ARTICLE 5REPRESENTATIONS AND WARRANTIES OF SELLER. . . . . . 12
   5.1  Organization: Good Standing: Qualification and Power 12
   5.2  Authority. . . . . . . . . . . . . . . . . . . . . . 12
   5.3  Noncontravention . . . . . . . . . . . . . . . . . . 12
   5.4  Title to Acquired Assets; Completeness of Assets . . 13
   5.5  Financial Statements . . . . . . . . . . . . . . . . 13
   5.6  Agreements . . . . . . . . . . . . . . . . . . . . . 13
   5.7  Inventories. . . . . . . . . . . . . . . . . . . . . 14
   5.7A Suppliers. . . . . . . . . . . . . . . . . . . . . . 15
   5.7B No Undisclosed Liabilities, Etc. . . . . . . . . . . 15
   5.7C Accounts Receivable. . . . . . . . . . . . . . . . . 15
   5.7D Cash Floats. . . . . . . . . . . . . . . . . . . . . 15
   5.8  Equipment. . . . . . . . . . . . . . . . . . . . . . 15
   5.9  Real Property. . . . . . . . . . . . . . . . . . . . 16
   5.10 Compliance with Applicable Laws. . . . . . . . . . . 16
   5.11 Litigation . . . . . . . . . . . . . . . . . . . . . 17
   5.12 Employee Benefits. . . . . . . . . . . . . . . . . . 17
   5.12A  Personnel. . . . . . . . . . . . . . . . . . . . . 18
   5.13 Absence of Certain Changes or Events . . . . . . . . 18
   5.14 Environmental Matters. . . . . . . . . . . . . . . . 19
   5.15 Labor Matters. . . . . . . . . . . . . . . . . . . . 20
   5.16 No Defaults. . . . . . . . . . . . . . . . . . . . . 21
   5.17 Taxes. . . . . . . . . . . . . . . . . . . . . . . . 21
   5.17ANo Condemnation or Expropriation . . . . . . . . . . 21

                             -i-
   5.18 Intellectual Property. . . . . . . . . . . . . . . . 21
   5.19 Governmental Consents. . . . . . . . . . . . . . . . 22
   5.20 Certain Business Transactions. . . . . . . . . . . . 22
   5.20AAncillary Arrangements . . . . . . . . . . . . . . . 22
   5.21 Fees and Expenses. . . . . . . . . . . . . . . . . . 22
   5.22 Uniform Commercial Code Filings. . . . . . . . . . . 22
   5.23 Disclosure . . . . . . . . . . . . . . . . . . . . . 22

ARTICLE 6REPRESENTATIONS AND WARRANTIES OF PURCHASER . . . . 23
   6.1  Organization; Good Standing; Qualification and Power 23
   6.2  Authority. . . . . . . . . . . . . . . . . . . . . . 23
   6.3  Noncontravention . . . . . . . . . . . . . . . . . . 23
   6.4  Fees and Expenses. . . . . . . . . . . . . . . . . . 23

ARTICLE 7CONDUCT AND TRANSACTIONS PRIOR TO CLOSING DATE;
        ADDITIONAL AGREEMENTS. . . . . . . . . . . . . . . . 24
   7.1  Information and Access . . . . . . . . . . . . . . . 24
   7.2  Confidentiality. . . . . . . . . . . . . . . . . . . 24
   7.3  Conduct of Business. . . . . . . . . . . . . . . . . 25
   7.4  Efforts to Consummate. . . . . . . . . . . . . . . . 25
   7.5  Insurance. . . . . . . . . . . . . . . . . . . . . . 25
   7.6  Public Announcements . . . . . . . . . . . . . . . . 25
   7.7  Expenses . . . . . . . . . . . . . . . . . . . . . . 26
   7.8  Notification of Certain Matters. . . . . . . . . . . 26
   7.9  Transition Service Agreement . . . . . . . . . . . . 26
   7.10 License of Marks . . . . . . . . . . . . . . . . . . 26
   7.11 Non-Competition Agreements . . . . . . . . . . . . . 26
   7.12 New Subsidiary . . . . . . . . . . . . . . . . . . . 26
   7.13 Permits and Licenses . . . . . . . . . . . . . . . . 26

ARTICLE 8CONDITIONS OF OBLIGATIONS OF PURCHASER. . . . . . . 26
   8.1  Governmental Entity Approvals. . . . . . . . . . . . 27
   8.2  Statutes . . . . . . . . . . . . . . . . . . . . . . 27
   8.3  Certificate. . . . . . . . . . . . . . . . . . . . . 27
   8.4  Amendments to Disclosure Agreement and Attachments . 27
   8.5  Adjustment . . . . . . . . . . . . . . . . . . . . . 27
   8.6  Financing. . . . . . . . . . . . . . . . . . . . . . 27
   8.7  Performance of Obligations of Seller . . . . . . . . 27
   8.8  No Injunction, Etc.. . . . . . . . . . . . . . . . . 27
   8.9  Incumbency . . . . . . . . . . . . . . . . . . . . . 28
   8.10 Resolutions. . . . . . . . . . . . . . . . . . . . . 28
   8.11 Non-Competition. . . . . . . . . . . . . . . . . . . 28
   8.12 Consents . . . . . . . . . . . . . . . . . . . . . . 28

                            -ii-
   8.13 Branded Rights . . . . . . . . . . . . . . . . . . . 28
   8.14 Transition Services Agreement. . . . . . . . . . . . 28
   8.15 License of Marks . . . . . . . . . . . . . . . . . . 28
   8.16 Absence of Changes . . . . . . . . . . . . . . . . . 28
   8.17 Opinion of Seller's Counsel. . . . . . . . . . . . . 28
   8.18 Undisclosed Facts. . . . . . . . . . . . . . . . . . 28

ARTICLE 9CONDITIONS OF OBLIGATIONS OF SELLER . . . . . . . . 29
   9.1  Governmental Entity Approvals. . . . . . . . . . . . 29
   9.2  Statutes . . . . . . . . . . . . . . . . . . . . . . 29
   9.3  Representations and Warranties . . . . . . . . . . . 29
   9.4  Performance of Obligations of Purchaser. . . . . . . 29
   9.5  Opinion of Purchaser's Counsel . . . . . . . . . . . 29

ARTICLE 10EMPLOYMENT MATTERS . . . . . . . . . . . . . . . . 29
   10.1 Employees of the Business. . . . . . . . . . . . . . 29
   10.2 Salary Deferral Plan . . . . . . . . . . . . . . . . 30

ARTICLE 11TERMINATION. . . . . . . . . . . . . . . . . . . . 32
   11.1 Termination. . . . . . . . . . . . . . . . . . . . . 32
   11.2 Effect of Termination. . . . . . . . . . . . . . . . 32
   11.3 Payment for Failure to Obtain Financing. . . . . . . 32

ARTICLE 12INDEMNIFICATION. . . . . . . . . . . . . . . . . . 32
   12.1 Agreement to Indemnify by Seller . . . . . . . . . . 32
   12.2 Agreement to Indemnify by Purchaser. . . . . . . . . 33
   12.3 Conditions of Indemnification. . . . . . . . . . . . 33
   12.4 Assistance . . . . . . . . . . . . . . . . . . . . . 34
   12.5 Other Conditions of Indemnification. . . . . . . . . 34
   12.6 Exclusive Remedy . . . . . . . . . . . . . . . . . . 34
   12.7 Brokers' and Finders' Fees . . . . . . . . . . . . . 34

ARTICLE 13POST CLOSING OBLIGATIONS . . . . . . . . . . . . . 34
   13.1 Deposits . . . . . . . . . . . . . . . . . . . . . . 34
   13.2 Accounts Receivable. . . . . . . . . . . . . . . . . 35
   13.3 Performance Bonds. . . . . . . . . . . . . . . . . . 35
   13.4 Payment of Creditors . . . . . . . . . . . . . . . . 35
   13.5 Mutual Access to Records . . . . . . . . . . . . . . 35

ARTICLE 14GENERAL PROVISIONS . . . . . . . . . . . . . . . . 35
   14.1 Amendment. . . . . . . . . . . . . . . . . . . . . . 35
   14.2 Extension; Waiver. . . . . . . . . . . . . . . . . . 35
   14.3 Survival of Representations, Warranties
          and Agreements . . . . . . . . . . . . . . . . . . 35

                            -iii-
   14.4 Entire Agreement . . . . . . . . . . . . . . . . . . 36
   14.5 Notices. . . . . . . . . . . . . . . . . . . . . . . 36
   14.6 Headings . . . . . . . . . . . . . . . . . . . . . . 37
   14.7 Counterparts . . . . . . . . . . . . . . . . . . . . 37
   14.8 Benefits; Assignment . . . . . . . . . . . . . . . . 37
   14.9 Governing Law. . . . . . . . . . . . . . . . . . . . 37
   14.10Submission to Jurisdiction . . . . . . . . . . . . . 37
   14.11No Waiver. . . . . . . . . . . . . . . . . . . . . . 37


                          EXHIBITS

        Letter               Description

        A                    Assignment and Assumption Agreement
        B                    Bill of Sale
        C                    Non-Competition Agreement
        D                    Transition Services Agreement Terms
        E                    Opinion of Seller and Subsidiaries
        F                    Opinion of Purchaser and Parent


                             -v-
                          SCHEDULES

           Number                  Description

           1.4                     Ancillary Arrangements
           1.9                     Branded Rights
           1.25                    Facility Locations
           1.35                    Marks
           2.5                     Morrison Budget for Service
Contracts
           3.1                     Additional Assumed Liabilities
           5.3(a)                  Material Consents
           5.4                     Title to Acquired Assets
           5.6                     Agreements
           5.6A                    Service Contracts
           5.6B                    Assigned Contracts
           5.6C                    Related Contracts
           5.7                     Inventory
           5.7A                    Suppliers
           5.7B                    Tax Audits
           5.7C                    Accounts Receivable
           5.8(a)                  Equipment
           5.9(a)                  Real Property
           5.9(b)                  Leased Property
           5.9(c)                  Expansions
           5.10(a)                 Compliance with Laws
           5.10(b)                 Permits and Licenses
           5.11                    Litigation
           5.12                    Employee Benefits
           5.13                    Absence of Changes
           5.14                    Environmental Matters
           5.15                    Labor Matters
           5.16                    Defaults
           5.18                    Intellectual Property
           5.19                    Governmental Consents
           5.20                    Certain Business Transactions
           5.21                    Fees and Expenses
           5.22                    Uniform Commercial Code Filings
           6.3                     Noncontravention
           7.11                    Non-Competition Agreements
           8.12                    Consents
           10.1                    Employees
           13.3                    Performance Bonds

                            -vi-
                  ASSET PURCHASE AGREEMENT

  ASSET PURCHASE AGREEMENT dated June 27, 1994 (the "Effective Date") by and among Morrison Restaurants Inc., a Delaware corporation ("Seller"), and Custom Management Corporation, a Pennsylvania corporation and wholly-owned subsidiary of Seller, and Custom Management Corporation of Pennsylvania, Inc., a Pennsylvania corporation and an affiliate of Seller, Morrison's Custom Manage-ment Corporation of Pennsylvania, Inc., a Pennsylvania corporation and an affiliate of Seller and Manask Food Services, Inc., a California corporation and an affiliate of Seller, (individually a "Subsidiary" and collectively the "Subsidiaries"), and Gardner Merchant Food Services, Inc., a Connecticut corporation ("Purchaser").

  Purchaser, Seller and the Subsidiaries have duly adopted and approved this Asset Purchase Agreement (the "Agreement") and the purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities pursuant and subject to this Agreement.

  In consideration of the above recitals and the respective representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                          ARTICLE 1

                         DEFINITIONS

       1.1 "Accrued Vacation" means all vacation time accrued on the books of the Business earned by and owing to employees of the Business which shall be employed by Purchaser after the Closing pursuant to Section 10.1 hereof.

       1.2 "Acquired Assets" means  the following:

           (a)  All of the Equipment and Leased Equipment;

           (b)  All Real Property and Leased Property;

           (c) All right, title and interest of Seller or the Subsidiaries in, to and under any and all Service Contracts and all rights (including without limitation rights of refund and offset), privileges, deposits, claims, causes of action and options relating or pertaining to the Service Contracts or any thereof;

           (d) All right, title and interest of Seller or the Subsidiaries in, to and under any and all Assigned Contracts;

           (e) All right, title and interest of Seller or the Subsidiaries in and to the Intellectual Property;

           (f)  A list of Customers;

           (g)  A list of Suppliers;

           (h)  All of the Inventories;

           (i) All books, records, other instruments and documents of Seller or the Subsidiaries which relate primarily to the Acquired Assets and the Business (exclusive of financial accounting records);

           (j)  All Petty Cash;

           (k) All licenses and permits, including without limitation, the Environmental Permits and all liquor licenses, granted to Seller or any Subsidiary relating to the Acquired Assets and the Business to the extent the same are assignable;

           (l) All of Seller's market research and competitive information relating primarily to the Business and obtained from publicly available sources or sources where no confidentiality agreements prohibit sale or disclosure as part of a sale;

           (m) All office supplies, production supplies, spare parts, advertising and promotional materials and supplies, other miscellaneous supplies, and other tangible property of any kind and wherever located used in, and necessary to, the Business; and

           (n) All operating data and records of Seller and the Subsidiaries related to the customer accounts of the Business, including without limitation, financial accounting and credit reports, correspondence, budgets and all other files, documents, records and computer records of or pertaining to the customer accounts, except for records that Seller or the Subsidiaries are obligated to retain under law.

  Notwithstanding any of the foregoing, there shall be excluded (i) all cash in bank accounts, (ii) any accounts receivable of Seller with respect to the Business, (iii) all Marks and the service mark "Morrison", subject to the right of Purchaser to use the Marks and the service mark "Morrison" as set forth in
7.10 hereto and the Transition Services Agreement, and (iv) all Ancillary Arrangements.

       1.3 "Affiliate" means any person, firm, corporation, partnership or association controlling, controlled by or under common control with another person, firm, corporation, partnership or association.

       1.4 "Ancillary Arrangements" means the limited food service business conducted by Seller or a Subsidiary as an ancillary element of the operation of Seller's Morrison family dining operations previously known as Morrison's Cafeterias and conducted from such Morrison family dining locations; provided, that such business involves the catering of food offsite and no Seller management presence at the offsite location; and provided further that the revenue generated by such an arrangement does not exceed fifty percent (50%) of the total revenue generated by the family dining operation that such arrangement is conducted out of.

       1.5 "Assigned Contracts" means all of the contracts, other than the Service Contracts, which relate to the Acquired Assets, which shall be assigned to Purchaser pursuant to the terms of this Agreement, including without limitation all real property leases, equipment leases, advertising agreements and employment agreements which relate to the Business. Assigned Contracts which relate to the Business as well as other business of Seller shall be assigned only to the extent such contracts relate to the Business. All such Assigned Contracts are set forth or described on Section 5.6B of the Disclosure Agreement.

       1.6 "Assignment and Assumption Agreement" means an agreement substantially in the form annexed hereto as Exhibit A providing for the assignment to and assumption by Purchaser of the Assumed Liabilities.


                             -2-
       1.7 "Assumed Liabilities" means the liabilities and obligations of Seller and Subsidiaries arising from and after the Closing Date under the Service Contracts and Assigned Contracts, and such other liabilities as are set forth on Section 3.1 of the Disclosure Agreement.

       1.8 "Bill of Sale" means an instrument in substantially the form of Exhibit B attached hereto pursuant to which the Acquired Assets will be transferred to Purchaser.

       1.9 "Branded Rights" means all right, title and interest of Seller or any Subsidiary to those franchises described on Section 1.9 of the Disclosure Agreement for the locations described therein.

       1.10"Business" shall mean the food service business for business, industry and education customers (excluding, in all events, customers in the Health Care Industry) conducted by Seller and the Subsidiaries, other than the Ancillary Arrangements, prior to the Closing Date.

       1.11"Business Day" means any day, other than a Saturday, Sunday or legal holiday on which banks are permitted to close in the city of New York, New York.

       1.12"Closing" means the closing of the transactions contemplated by this Agreement and assumption of the Assumed Liabilities.

       1.13"Closing Date" means the closing date as determined pursuant to Section 4.1.

       1.14"Code" means the Internal Revenue Code of 1986, as amended.

       1.15"Company Plans" means the following:

           (a) "employee welfare benefit plans" and "employee pension benefit plans," as defined in Sections 3(1) and 3(2) of ERISA; or

           (b) any other pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, incentive, bonus, vacation, severance, disability, health, hospitalization, medical, life insurance, vision, dental, prescription drug, supplemental unemployment, layoff, automobile, apprenticeship and training, day care, scholarship, group legal benefits, fringe benefit, or other employee benefit plan, program, policy, or arrangement, whether written or unwritten, formal or informal, which any member of the Company Group maintains or to which any member of the Company Group has any outstanding, present, or future obligation to contribute to or make payments under, whether voluntary, contingent, or otherwise.

       1.16"Competing Business" means the business, industry and education sectors (excluding, however, the Health Care Industry) of the food services business.

       1.17"Customers" means Seller's and Subsidiary's customers with respect to the Business who are parties to the Service Contracts. The names of such Customers are set forth on Section 5.6A of the Disclosure Agreement.

       1.18"Disclosure Agreement" means that certain Disclosure Agreement dated the date hereof between Seller, Subsidiaries and Purchaser.

       1.19"EDS" means the Electronic Data Systems Corporation.
                             -3-
       1.20"EDS Agreement" means the Agreement for Information Technology Services between Seller and EDS dated as of November 5, 1990, as amended to date.

       1.21"Environmental Permits" means all permits, licenses, approvals, consents and authorizations relating to environmental matters with respect to the Business.

       1.22"Equipment" means the equipment listed on Section 5.8(a) to the Disclosure Agreement and any and all furniture, fixtures, equipment, machinery, automobiles, tractors, trailers, spare parts, supplies, materials, apparatus, tools, implements and appliances of every kind and description and all other tangible personal property owned by Seller and the Subsidiaries used primarily in the Business on the date hereof, together with all replacements thereof and additions thereto made by Seller and the Subsidiaries prior to the Closing.

       1.23"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

       1.24"Evaluation Material" means any business and/or technical information of Seller or the Subsidiaries with respect to the Business designated orally or in writing as "Confidential" or "Proprietary" (or in like words), including, without limitation, systems, processes, formulae, data, functional specifications, computer programs, blueprints, know-how, improvements, discoveries, developments, designs, inventions, techniques, new products, marketing and advertising methods, supplier agreements, customer lists, pricing policies, financial information, projections, forecasts, strategies, budgets or other information related to its business or its customers.

       1.25"Facilities" mean the facilities where Seller and the Subsidiaries operate the Business and which are listed on Section 1.25 of the Disclosure Agreement.

       1.26"Financial Statements" mean the Business' unaudited balance sheets as of the end of Fiscal Years 1992, 1993 and 1994 of Seller and related statements of income for such periods.

       1.27"Governmental Entity" means any court, administrative agency or commission or other governmental authority or instrumentality, local, state or federal, of any domestic or foreign government.

       1.28"Health Care Industry" means food and nutritional services operated from medical and residential care facilities for the sick or elderly including, without limitation, Meals on Wheels, elderly feeding programs and similar programs (but in no event including deliveries to business, industry or education customers).

       1.29"Intellectual Property" means all industrial and intellectual property of Seller and the Subsidiaries related primarily to the Business and the rights thereto, including, without limitation,

           (a) patents, patent applications, patent rights, patent disclosures and improvements thereto;

           (b) copyrights, and registrations and applications for registration thereof;

           (c) mask works and registrations and applications for registration thereof;

           (d)  computer software, data and documentation;
                             -4-
           (e) trade secrets and confidential business information, including without limitation, ideas, formulae, compositing, inventions (whether patentable or not and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, development tools, proposals, technical data, proprietary processes, techniques and formulae;

           (f)  other proprietary rights; and

           (g) all documentation and tangible embodiments thereof (in whatever form or medium) constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records.

       Intellectual Property shall not include (a) any trademarks, trade names, trade dress logos, service marks, corporate names or registrations or applications for registrations thereof; (b) any intellectual property with respect to the Branded Rights; or (c) any computer software, data and documentation utilized pursuant to the EDS Agreement.

       1.30"Interim Balance Sheet" means the unaudited balance sheet of the Business at June 4, 1994.

       1.31"Inventories" means all inventories of raw materials, work-in-process, finished products and supplies used in the Business.

       1.32"Leased Equipment" means any and all equipment and any and all furniture, fixtures, machinery, automobiles, trailers, spare parts, supplies, materials, apparatus, tools, implements and appliances of every kind and description with respect to the Business and all other tangible personal property leased by Seller or the Subsidiaries with respect to the Business on the date hereof, together with all replacements thereof and additions thereto made prior to the Closing.

       1.33"Leased Property" means any and all real property subject to leases entered into by Seller or the Subsidiaries which relate primarily to the Business, as described on Section 5.9(b) to the Disclosure Agreement.

       1.34"License of Marks" means a non-exclusive license (exclusive, however, as to any entity engaged in a Competing Business) by Seller to Purchaser for the Marks for the terms specified on Section 1.35 of the Disclosure Agreement for each Mark and for two (2) years for the "Morrison" mark, to be executed at Closing, the form of which shall be prepared by Seller and shall be reasonably acceptable to Purchaser.

       1.35"Mark" means each trademark, trade name, trade dress logo, service mark, corporate name and registration and applications for registrations thereof of Seller or any of the Subsidiaries, other than the service mark "Morrison," which relate to the Business and are listed on
Section 1.35 of the Disclosure Agreement.

       1.36"Material" means any event, change or effect related to the condition (financial or otherwise), properties, assets, liabilities, businesses, operations or results of operations of the Business which would result in a loss, change or liability to the Business of at least $10,000.

       1.37"Multiemployer Plan" means a multiemployer plan as defined in ERISA Section 3(37).
                             -5-
       1.38"Non-Competition Agreement" shall mean a non-competition agreement substantially in the form of Exhibit C attached hereto.

       1.39"Parent" shall mean Gardner Merchant Services Group Limited.

       1.40"Petty Cash" means petty cash, vault cash, dollar bill changer cash, vending machine cash, unit cash floats (change funds) and register cash at the time of Closing.

       1.41"Pre-Closing Service Contracts" means those Service Contracts listed on Section 2.5 of the Disclosure Agreement.

       1.42"Proration Date" means the date and time the Closing is effective as provided in Section 4.1 hereof.

       1.43"Purchase Price" means the amount Purchaser shall pay to Seller for and in consideration of the sale of the Acquired Assets to Purchaser as set forth in Article 2 hereof.

       1.44"Purchaser Claim" means any demand, claim, action or cause of action, assessment, loss, damage liability, cost or expense, including, without limitation, interest, penalties and reasonable attorneys' fees and expenses incurred by or asserted against Purchaser by reason of, resulting from or in any way related to (a) a breach of any representation, warranty or covenant of Seller or any Subsidiary contained in or made pursuant to this Agreement, (b) a liability of Seller or the Subsidiaries not specifically assumed by Purchaser pursuant to this Agreement (including, without limitation, any liability arising with respect to any Company Plan), or (c) any liability arising under ERISA sections 601-608 and/or Code section 4980B ("COBRA") relating to any actions, transactions or events contemplated by this Agreement occurring on or prior to the Closing Date.

       1.45"Real Property" means any and all real property owned by Seller or the Subsidiaries with respect to the Business, including all improvements, plants and structures thereon as described on Section 5.9(a) to the Disclosure Agreement.

       1.46"Related Contracts" means all contracts, other than the Service Contracts and the Assigned Contracts, relating to, pertaining to or concerning the Acquired Assets, including without limitation, the Supply Agreement with PYA/Monarch, Inc. dated as of July 8, 1988, as amended, and the EDS Agreement. All such Related Contracts are set forth on Section 5.6C of the Disclosure Agreement.

       1.47"Seller Claim" means any demand, claim, action or cause of action, assessment, loss, damage, liability, cost or expense, including, without limitation, interest, penalties and reasonable attorneys' fees and expenses incurred by or asserted against Seller or the Subsidiaries by reason of, resulting from or in any way related to (a) a breach of any representation, warranty or covenant of Purchaser contained in or made pursuant to this Agreement or (b) any liability of Seller or the Subsidiaries specifically assumed by Purchaser hereunder.

       1.48"Seller Expenses" means all fees and expenses paid or incurred by Seller or the Subsidiaries in connection with the preparation for, and consummation of, the transactions contemplated by this Agreement and the other writings referenced in this Agreement, including, without limitation, all attorneys', accountants', investment banking and other professional fees and expenses and brokers' or finders' fees and expenses for persons engaged by Seller or the Subsidiaries (or claiming to be so engaged).
                             -6-

       1.49"September Service Contracts" means all of the Service
Contracts (excluding the Bangor Airport Service Contract) together with any other food service contract with respect to which Seller notifies Purchaser of a scheduled opening prior to September 30, 1994, which on September 30, 1994 are open, operating and not under (i) notice of formal termination or (ii) an unconditional oral notice of termination, followed by written confirmation within fourteen (14) days.

       1.50"Service Contracts" means all of the food service contracts which shall be assigned to Purchaser pursuant to the terms of this Agreement, including without limitation all service contracts with respect to Branded Rights. All such Service Contracts are set forth on Section 5.6A of the Disclosure Agreement.

       1.51"Stock" means all of the issued and outstanding stock of a newly formed Delaware corporation into which Seller and Subsidiaries shall immediately prior to the Closing, sell, transfer, convey, assign and deliver the Equipment.

       1.52"Suppliers" means the names of Seller's and the Subsidiaries' suppliers with respect to the Business set forth on Section 5.7A of the Disclosure Agreement.

       1.53"Tax or Taxes" means, with respect to the Business, (a) all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, rent, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) on such entity and (b) any liability for the payment of any amount of the type described in the immediately preceding clause (a) as a result of being a "transferee" (within the meaning of Section 6901 of the Code or any other applicable law) of another entity or a member of an affiliated or combined group.

       1.54"Threshold Amount" means the sum of (i) Four Million Dollars ($4,000,000) plus (ii) five (5) times the amount by which the budgeted income value of the September Service Contracts exceeds the budgeted income value of the Pre-Closing Service Contracts, each of which is determined in accordance with Section 2.5 hereof; provided, however, that in no event shall the Threshold Amount exceed Six Million Dollars ($6,000,000).

       1.55"Transition Services Agreement" means an agreement providing for the performance of certain transition services by Seller and the Subsidiaries as further described on Exhibit D to be executed at Closing, the form of which shall be prepared by Purchaser and reasonably acceptable to Seller.


                          ARTICLE 2

                      PURCHASE AND SALE

  2.1 Agreement to Sell and Purchase the Acquired Assets. In accordance with and subject to the terms and conditions set forth herein, on the Closing Date, Seller and the Subsidiaries shall in consideration of the Purchase Price sell, transfer, convey, assign and deliver to Purchaser the Acquired Assets (other than the Equipment) and the Stock and Purchaser shall purchase, acquire and accept from Seller and the Subsidiaries the Acquired Assets.

                             -7-
  2.2 Purchase Price. At the Closing, Purchaser agrees to pay to Seller the Purchase Price of One Hundred Million Dollars ($100,000,000). The Purchase Price shall be subject to adjustment in accordance with Section 2.5 hereof.

  2.3 Payment of Purchase Price. The Purchase Price shall be payable in cash at the Closing by wire transfer of good funds to such account as designated by Seller prior to Closing. The amount transferred to Seller shall be the Purchase Price plus or minus the provisional settlement of accruals and prorations.

  2.4 Allocation of Purchase Price. The Purchase Price shall be allocated to the Acquired Assets (other than the Equipment), the Stock and the Seller Non-Competition Agreement as Purchaser shall determine and as shall be reasonably acceptable to Seller. Purchaser shall provide its determination of the allocation to Seller within thirty (30) days after the date hereof. The parties acknowledge that such allocation will be made in a manner consistent with Section 1060 of the Code.

  2.5 Purchase Price Adjustment. In the event that the budgeted operating net income value (as hereinafter determined) of the September Service Contracts is less than the budgeted operating net income value of the Pre-Closing Service Contracts, then such shortfall, multiplied by 10 (the "Adjustment"), shall be paid to Purchaser by Seller, provided however, that in no event shall the Adjustment exceed $7,500,000. Budgeted operating net income value for any particular contract shall be determined by reference to the Morrison budget attached hereto as Section 2.5 of the Disclosure Agreement (provided, however, that if there is a negotiated change to the terms of any of the Pre-Closing Service Contracts after the date hereof, then there shall be an appropriate adjustment to the budgeted operating net income value for such contract on a basis consistent with Morrison's past practice) and for any contract not listed in such budget ("New Contract") by a reasonable estimate of such contract's normal annual unit income value determined in a manner consistent with Morrison's customary budget procedures, such estimate to be reasonably acceptable to Purchaser and Seller. On or before November 1, Purchaser shall provide Seller with a list of the September Service Contracts, Purchaser's determination of the budgeted operating net income value of these contracts and of the Adjustment, if any, certified by the chief financial officer of Purchaser ("Purchaser's Notice of Adjustment"). Seller shall have the right to contest the budgeted operating net income value of any New Contract by written notice delivered to Purchaser within 15 days after Seller's receipt of Purchaser's Notice of Adjustment. Seller and Purchaser shall use their best efforts to resolve any such dispute to their mutual satisfaction. The amount of any Adjustment to the extent not disputed by Seller, shall be paid in cash to Purchaser within 15 days after the receipt of Purchaser's Notice of Adjustment, and with respect to any disputed amount, within 15 days after Purchaser's and Seller's resolution of any such dispute.

  2.6  Settlement of Accruals and Prorations.   The parties agree to
provide for a settlement of all accruals and prorations based on a provisional settlement agreed by the parties prior to Closing using best estimates, which shall be followed by a secondary adjustment to take account of actual values determined during the thirty (30) days following Closing. The accruals and prorations shall include but not be limited to the following:

       (a) Payroll. Seller will issue paychecks for time worked by Business employees up to the Proration Date and Purchaser will issue paychecks for time worked by such employees on and after the Proration Date. If the foregoing should prove impracticable and if the paychecks issued by Seller should cover time worked after the Proration Date, Purchaser will reimburse Seller for payroll incurred in connection with time worked after the Proration Date by Business employees or if the paycheck issued by Purchaser should cover time worked prior to the Proration Date, Seller will reimburse Purchaser for payroll incurred in connection with time worked prior to the Proration Date by Business employees.
                             -8-
       (b) Vacation, Sick, Wellness and Similar Accruals. Seller and Purchaser will prorate as of the Proration Date all accruals which relate to the Assumed Liabilities.

       (c) Operational Expenses. Seller will reimburse Purchaser for its pro rata share of utility bills, taxes on leased facilities, equipment lease payments, the Pepsi and other supplier deposits and other operational expenses that are billed to Purchaser after the Closing Date but cover periods prior to the Proration Date. Prior to the Closing Date, Purchaser and Seller will determine the nature and extent of other transitional services to be provided by Seller and will establish the cost to be allocated to and paid by Purchaser to Seller for such services after the Proration Date.

       (d) Dispute Resolution. Any dispute as to the determination of amounts owed by a party under Section 2.5 and this Section 2.6 which is not resolved by agreement among the parties within twenty (20) days after timely delivery of notice of such dispute shall be submitted for resolution to the two accounting firms engaged by Purchaser and Seller to audit their books of account. If such dispute is not resolved by the accountants within twenty (20) days after the dispute is first submitted to both accountants for resolution, then the dispute shall be settled in the following manner. The accountants shall jointly designate a third nationally recognized independent certified public accountant (the "Third Accountant"), and the resolution of the dispute shall be made by the parties' accountants and the Third Accountant, acting among themselves by majority vote. The determination of the three accountants shall be final and binding upon the parties to this Agreement. The Seller, on the one hand, and the Purchaser, on the other hand, shall each pay one-half of the fees and expenses of the Third Accountant. Each party shall bear its own costs and expenses associated with the resolution of the dispute, including the fees and expenses of their respective accountants and fees and expenses of such parties' attorneys.


                          ARTICLE 3

                     ASSUMED LIABILITIES

  3.1 Assumed Liabilities. Subject to the terms and conditions of this Agreement, on the Closing Date Seller, the Subsidiaries and Purchaser shall execute and deliver the Assignment and Assumption Agreement providing for the assumption of the Assumed Liabilities and only the Assumed Liabilities.

  3.2 Liabilities Not Being Assumed. Notwithstanding anything to the contrary contained herein, except for the Assumed Liabilities, Purchaser shall not assume or be deemed to have assumed any claims, demands, liabilities or obligations of or against Seller or the Subsidiaries of whatever nature, including, but not limited to, the following:

       (a) Any Tax liabilities or obligations except as provided in
Section 4.5 hereof;

       (b) Any liabilities and obligations of Seller or the Subsidiaries with respect to litigation, suits, claims, demands or governmental proceedings;


       (c) Any liabilities of the Business arising from actions or inactions of Seller or the Subsidiaries prior to the Proration Date; or




                             -9-
       (d) Except as explicitly set forth in Article 10 hereof, any employment related liabilities of Seller or the Subsidiaries, including liabilities arising under ERISA.


                          ARTICLE 4

          CLOSING; ITEMS TO BE DELIVERED AT CLOSING

  4.1 The Closing. The Closing shall be held at a mutually acceptable location on August 5, 1994, effective as of the close of business on August 6, 1994. The Closing shall commence at 10:00 a.m. local time, or at such other time and place as the parties hereto may agree in writing subject to
Section 11.1(c) hereof. If the parties cannot agree on a Closing Date, the Closing shall occur on September 6, 1994, commencing at 10:00 a.m. local time, in the offices of Powell, Goldstein, Frazer & Murphy and the Proration Date shall be September 6, 1994.

  4.2  Items to be Delivered at Closing by Seller and the Subsidiaries.
At the Closing, Seller and the Subsidiaries shall deliver to Purchaser all such instruments of conveyance and assignment and other documents necessary to transfer the Acquired Assets and the Assumed Liabilities to Purchaser and vest title in the Acquired Assets in Purchaser, including the following:

       (a) Certificates signed by executive officers of Seller with respect to the matters described in Article 8 hereof;

       (b) Executed copies of the consents and waivers described in
Section 8.1 hereof;

       (c) Executed assignments in registerable form of, or executed licenses as to, the Intellectual Property described in Section 5.18;

       (d) Executed Bill of Sale with respect to the Acquired Assets described in Section 2.1;

       (e) Executed Assignment and Assumption Agreement with respect to the Assumed Liabilities described in Section 3.1;

       (f) Executed fee simple limited warranty deeds in recordable form with respect to the Real Property;

       (g) Executed separate assignments with respect to the Leased
Property;

       (h) Executed assignments of all of Seller's right, title and interest in and to the permits and the licenses described in Sections 5.10 and 5.14(d);

       (i) An opinion of Powell, Goldstein, Frazer & Murphy, counsel to Seller and other local counsel to the Subsidiaries pursuant to Section 8.17 hereof;

       (j) The certificate of incumbency described in Section 8.9;

       (k) Executed License of Marks;

       (l) The Non-Competition Agreements referred to in Section 8.11;


                            -10-
       (m) Executed Transition Services Agreement;

       (n) Such other evidence of the performance of all covenants and the satisfaction of all conditions required of Seller by this Agreement at or prior to the Closing Date as Purchaser or its counsel may reasonably require; and

       (o) The documents and certificates to be delivered hereunder by or on behalf of Seller on the Closing Date shall be in form and substance reasonably satisfactory to Seller and Purchaser.

  4.3 Items to be Delivered at Closing by Purchaser. At the Closing, Purchaser shall deliver to Seller the following:

       (a) Executed separate assignments with respect to the Leased
Property;

       (b) The Purchase Price referred to in Article 2 hereof;

       (c) Executed Assignment and Assumption Agreement with respect to the Assumed Liabilities described in Section 3.1;

       (d) The Opinion of Skadden, Arps, Slate, Meagher & Flom, counsel to Purchaser, and Clifford Chance, counsel to the Parent described in Section 9.7;

       (e) Certificates signed by executive officers of the Purchaser with respect to the matters described in Sections 6.1, 6.2 and 6.3;

       (f) Such other evidence of the performance of all covenants and satisfaction of all of the conditions required of Purchaser by this Agreement, at or before the Closing Date, as Seller or its counsel may reasonably require.

       (g) The documents and certificates to be delivered hereunder by or on behalf of Purchaser on the Closing Date shall be in form and substance reasonably satisfactory to Purchaser and Seller.

  4.4  Certain Assignments.  The parties hereto shall:

       (a) Use their reasonable efforts (without the payment of money) to obtain any consents necessary for the assignment to Purchaser of the Service Contracts and Material Assigned Contracts as promptly as practicable; and

       (b) To the extent practicable, make such appropriate arrangements between them as shall secure to Purchaser the benefits of the Assigned Contracts and the Service Contracts and assure to Seller that Purchaser shall be assuming responsibility therefor.

  4.5 Transfer Expenses. Purchaser shall pay all sales and transfer taxes levied on the transfer of any real and personal property hereunder.

  4.6 Further Assurances. From and after the Closing Date, Seller and the Subsidiaries agree, without further consideration, to execute and deliver promptly to Purchaser such further assignment, endorsement, and other documents and instruments, and to take all such further actions, as Purchaser may from time to time reasonably request with respect to the assignment, transfer and
                            -11-
delivery to Purchaser of the Acquired Assets, the fulfillment of any condition precedent to the obligations of Purchaser waived by Purchaser in order to close the transaction contemplated herein, and the consummation in full of the transaction provided for herein.

                          ARTICLE 5

          REPRESENTATIONS AND WARRANTIES OF SELLER

  In order to induce Purchaser to enter into this Agreement and to purchase the Acquired Assets and assume the Assumed Liabilities, and with the knowledge and understanding that Purchaser will rely thereon, Seller does hereby represent and warrant to Purchaser on the date hereof, as follows:

  5.1  Organization: Good Standing: Qualification and Power.  Each of
Seller and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate the Acquired Assets and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the Business or the ownership or leasing of its assets makes such qualification necessary other than in such jurisdictions where the failure so to qualify would not have an adverse effect on the transactions provided for in this Agreement or a Material adverse effect on Seller and its Subsidiaries, taken as a whole. Seller has delivered to Purchaser true, correct and complete copies of the articles or certificates of incorporation and by-laws of each of Seller and the Subsidiaries, in each case as amended to the date of this Agreement.

  5.2  Authority.

       (a) Seller has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller and do not require the approval of Seller's stockholders. This Agreement has been duly executed and delivered by Seller and this Agreement is the valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

       (b) The Subsidiaries have all requisite corporate power and authority to enter into this Agreement and to perform their obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Subsidiaries and the consummation by each Subsidiary of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each Subsidiary. This Agreement has been duly executed and delivered by each Subsidiary and is the valid and binding obligation of the Subsidiaries, enforceable against each of them in accordance with its terms.

  5.3 Noncontravention. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby nor compliance with the provisions hereof will:

       (a) Except for consents required as a result of the transfer of the Acquired Assets (those consents that are Material to the Business, taken as a whole, being listed on Section 5.3(a) of the Disclosure Agreement), conflict with, result in a violation of, result in a breach of, cause a default under (with or without notice or lapse of time, or both), or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any Material
                            -12-
benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon, any of the properties or Acquired Assets of Seller or any of the Subsidiaries under any term, condition or provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or any of the Subsidiaries or their respective properties or assets; or

       (b) Violate any provision of the articles or certificate of incorporation or by-laws of Seller or any of the Subsidiaries.

  5.4  Title to Acquired Assets; Completeness of Assets.

       (a) Except as disclosed in Section 5.4 of the Disclosure Agreement, Seller or the Subsidiaries have good title to all of the Acquired Assets free and clear of any and all liens, security interests, claims, liabilities and obligations of every kind and description, however described or denominated. Seller and the Subsidiaries have complete and unrestricted corporate power and the unqualified right to sell, convey, assign, transfer and deliver the Acquired Assets to Purchaser and effectively to vest in Purchaser good title to the Acquired Assets. Upon consummation of the transactions contemplated by this Agreement, Purchaser will acquire good, valid and marketable title to the Acquired Assets and the Stock free and clear of all mortgages, pledges, liens, security interests, conditional sales agreements, encumbrances or charges of any kind (collectively, "Liens"), except those Liens referred to in Section 5.4 of the Disclosure Agreement and those Liens resulting from the failure to obtain any consents necessary for the assignment to Purchaser of the Service Contracts or the Assigned Contracts. The deeds, endorsements, assignments, stock powers and other instruments to be executed and delivered to Purchaser by Seller at the Closing will be valid and binding obligations of Seller and Subsidiaries, respectively, enforceable in accordance with their terms, and will effectively vest in Purchaser good, valid and marketable title to the Stock, and directly or indirectly through the new subsidiary, all assets identified thereto, except as such title may be affected by the failure to obtain any consents necessary for the assignment to Purchaser of the Service Contracts or the Assigned Contracts.

       (b) To the knowledge of the Seller, the Acquired Assets, the assets specifically excluded from the Acquired Assets, the employees, the insurance, the services provided under the Transition Services Agreement and the management and support services provided through Seller's headquarters functions are all of the assets used by the Seller and the Subsidiaries to conduct the Business.

  5.5 Financial Statements. The Financial Statements (A) are in accordance with the books and records of Seller and the Subsidiaries; (B) are complete and correct and present fairly the financial condition of the Business as of the respective dates indicated and the results of operation for such periods; and (C) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby.

  5.6 Agreements. Section 5.6A of the Disclosure Agreement sets forth a true, complete and correct list of all Service Contracts; Section 5.6B of the Disclosure Agreement sets forth a true, complete and correct list or description of all Assigned Contracts; and Section 5.6C of the Disclosure Agreement sets forth a true, complete and correct list of all Related Contracts. Except as set forth in Section 5.6 of the Disclosure Agreement, all Service Contracts and such other Material written contracts, agreements and other instruments (i) are valid, binding and enforceable in accordance with their terms and are in full force and effect; (ii) there are no existing Material defaults by Seller or Subsidiaries thereunder, and (iii) no event of default has occurred which (whether with or without
                            -13-
notice, lapse of time or the happening or occurrence of any other event) would constitute a Material default thereunder. All Service Contracts and such other Material written contracts, agreements and other instruments were entered into on an arm's-length basis in the ordinary course of business. Neither Seller nor any Subsidiary has any actual knowledge of, or has reason to believe there may have occurred, a Material default by any other party under any Service Contract or any of such other Material written contracts, agreements and other instruments, or has any actual knowledge, or has reason to believe, that a party to a Service Contract or any of such other Material written contracts, agreements and other instruments may not renew the same. Except as set forth in Sections 5.6, 5.6A, B and C of the Disclosure Agreement, neither Seller nor any of its Subsidiaries is a party to any written or oral, formal or informal:

       (a) Continuing contract for the future purchase, sale or manufacture of products, raw materials, supplies, equipment or services which either calls for performance over a period of more than one (1) year or payment to or from Seller or such Subsidiary in an amount in excess of One Million Dollars ($1,000,000) per annum which is not terminable on sixty (60) days' or less notice without cost or other liability on or at any time after the Closing Date or in which Seller or such Subsidiary has granted or received manufacturing rights, most favored nations pricing provisions or exclusive marketing rights relating to any of its products, group of products or territory;

       (b) Joint venture contract or other agreement which has involved or is reasonably expected to involve a sharing of profits (other than Service Contracts) with any third party in excess of One Hundred Thousand ($100,000);

       (c) Contract or commitment for the employment of, or any other type of contract or understanding with, any officer, employee or consultant which is not immediately terminable upon sixty (60) days notice without cost or other liability on or at any time after the Closing Date;

       (d) Indenture, mortgage, promissory note, loan agreement, guarantee or other similar agreement or commitment for the borrowing of money, a line of credit or a leasing transaction of a type required to be capitalized in accordance with Statement of Financial Accounting Standard No. 13 of the Financial Accounting Standards Board;

       (e) Lease or other agreement under which Seller or such Subsidiary is lessor of, lessee of, or holds or operates any items of tangible personal property or real property owned by any third party and under which payments to or received from such third party exceed One Hundred Thousand ($100,000) per annum (other than Service Contracts);

       (f) Agreement or arrangement for the sale of any Acquired Asset having a value in excess of Twenty Five Thousand ($25,000);

       (g) Agreement that restricts Seller or such Subsidiary from engaging in any aspect of the Business or competing in any line of business in any geographic area (other than Service Contracts); or

       (h) Material Distributor, sales agency, or sales representation contracts or subcontracts.

  5.7 Inventories. Except as disclosed in Section 5.7 of the Disclosure Agreement, all Inventories reflected on the Interim Balance Sheet or subsequently acquired (i) are in good condition, consist only of raw materials and supplies of a quality and quantity which are usable or salable in the ordinary course of its business, including, without limitation, meeting all applicable warranties and
                            -14-
specifications for their intended use, and meeting all applicable government standards, (ii) owned by Seller or a Subsidiary free of any liens, claims, charges, encumbrances, security interests or other rights to or against such in favor of others, (iii) have been acquired by Seller only in bona fide transactions entered into in the ordinary course of business; and (iv) all Inventories are and will be maintained at levels which are now and then normal for the conduct of the Business in accordance with past practice. None of Seller's or a Subsidiary's Inventories with respect to the Business is held by Seller on consignment.

  5.7A Suppliers. Section 5.7A of the Disclosure Agreement sets forth a list of each Supplier from whom Seller made purchases for the benefit or use of the Business during the fiscal year ended June 4, 1994 in aggregate amounts greater than $50,000. Except to the extent set forth in Section 5.7A of the Disclosure Agreement, there has not been any change in the business relationship of Seller or any Subsidiary with any of the Suppliers that would have a Material adverse effect on the Business. Except for the Suppliers, Seller and the Subsidiaries did not have any supplier from whom they purchased more than 5% of the goods or services relating to the Business which they purchased during the 1993 or 1994 fiscal years.

  5.7B No Undisclosed Liabilities, Etc. To the knowledge of Seller, Seller and Subsidiaries have no liabilities or obligations relating to the Business of any nature (absolute, accrued, contingent or otherwise, whether present or future) not fully reflected or reserved against in the Interim Balance Sheet, except for liabilities and obligations incurred in the ordinary course of business and consistent with past practices since the date thereof, and the reserves reflected in the Interim Balance Sheet are adequate, appropriate and reasonable. Except as set forth on Section 5.7B of the Disclosure Agreement, to the knowledge of Seller, neither Seller nor the Subsidiaries have any unmet obligation to pay state sales or transfer taxes from the operation of the Business.

  5.7C Accounts Receivable. Section 5.7C of the Disclosure Agreement contains (i) a statement of aged receivable balances with respect to the receivables of the customers of the Business as of May 13, 1994, which balance was true and correct as of such date and (ii) the write-off experience for existing accounts for the 1994 fiscal year.

  5.7D Cash Floats. The unit cash floats (change funds) for each of the Service Contracts are set forth in the trial balances contained in Section 5.7C of the Disclosure Agreement, which are consistent with historical practices.

  5.8  Equipment.

       (a) Attached to Section 5.8(a) of the Disclosure Agreement is a list of, and the description and location of, all Equipment (excluding office furniture, equipment, supplies and miscellaneous personal property having an aggregate fair market value of not more than One Million Dollars ($1,000,000.00)) owned by Seller or any of the Subsidiaries with respect to the Business. Seller or a Subsidiary has good title to all of the Equipment (whether or not disclosed in said Section 5.8(a) to the Disclosure Agreement), free and clear of all liens, claims, charges, security interests and other encumbrances, except as disclosed in Section 5.8(a) of the Disclosure Agreement.

       (b) Leased Equipment leases consists only of miscellaneous leases having an aggregate value if capitalized of less than One Hundred Fifty Thousand Dollars ($150,000.00). Each of the Leased Equipment leases is in full force and effect.



                            -15-
       (c) Equipment owned or leased by Seller or the Subsidiaries and shown on the Interim Balance Sheet or listed on Sections 5.8(a) or (b) to the Disclosure Agreement is, in the aggregate, in good operating condition and in a state of reasonable maintenance and repair, and considered adequate and usable for the continued operation of the Business as the same is presently conducted. During the past three (3) years there has not been any significant interruption of the operations of the Business due to inadequate maintenance of such items.

  5.9  Real Property.

       (a) Attached to the Disclosure Agreement as Section 5.9(a) is a description of all Real Property, the location (country, state and county) and size of the Real Property. True, correct and complete copies of all deeds and all documents evidencing any mortgages, liens, charges or other encumbrance upon the Real Property described on Section 5.9(a) to the Disclosure Agreement and true, correct and complete copies of all title insurance policies insuring Seller's or a Subsidiaries' interest therein have been provided to Purchaser.

       (b) Attached to the Disclosure Agreement as Section 5.9(b) is a list of all Leased Property leases entered into by Seller or any of the Subsidiaries, describing the location, size, term, rental rate and options to purchase, renew, extend and terminate each such lease. To the knowledge of Seller, each of the leases disclosed in said Section 5.9(b) to the Disclosure Agreement is in full force and effect. True, correct and complete copies of the Leased Property leases described on Section 5.9(b) to the Disclosure Agreement have been provided to Purchaser.

       (c) Except as disclosed in Sections 5.9(c) of the Disclosure
Agreement, Seller and the Subsidiaries do not plan any expansions, contractions or acquisitions in connection with the facilities of the Business.

       (d) All facilities operated on the Real Property and Leased Property are supplied with utilities and other services necessary for the operation of such facilities.

  5.10 Compliance with Applicable Laws.

       (a) Except as disclosed in Section 5.10 of the Disclosure
Agreement, to the knowledge of Seller, the Business is not being conducted in violation of any law, ordinance, regulation, rule or order of any Governmental Entity, except for violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future would not, have a Material adverse effect on the Business or upon the value and use of the Acquired Assets. Except as disclosed in Section 5.10 of the Disclosure Agreement, no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand or notice by any Governmental Entity with respect to the Business is pending or, to the best knowledge of Seller, threatened, nor has any Governmental Entity indicated in writing an intention to conduct the same.

       (b) Seller and the Subsidiaries have all permits, licenses and franchises from Governmental Entities required to conduct the Business as it is now being conducted, except for such permits, licenses and franchises the absence of which would not, individually or in the aggregate, have a Material adverse effect upon the Business or value and use of the Acquired Assets. All such permits, licenses and franchises are in full force and effect.


                            -16-

       (c) Neither Seller or any of the Subsidiaries with respect to the Business have:

           (i) Made or agreed to make any contribution, payment or gift of funds or property to any official, employee or agent of any Governmental Entity where either the contribution, payment or gift or the purpose thereof was illegal under the laws and regulations of such Governmental Entity;

           (ii) Established or maintained any unrecorded fund or asset for any purpose, or made any false entries on any books or records for any reason; or

           (iii) Made or agreed to make any contribution, or reimbursed any political gift or contribution made by any person or entity to any candidate for public office of any Governmental Entity.

       (d) Seller and each of the Subsidiaries have filed in a timely manner all reports, documents and other materials required to be filed under the applicable laws and regulations of any Governmental Entity and the information contained therein was true, correct and complete in all respects.

  5.11 Litigation. Except as disclosed in Section 5.11 of the Disclosure Agreement, there are no Material suits, grievances, arbitrations, actions, proceedings or investigations pending or threatened against or affecting Seller, any of the Subsidiaries or the Acquired Assets with respect to the Business. There are no judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against Seller, any of the Subsidiaries or the Acquired Assets with respect to the Business.

  5.12 Employee Benefits. Except as disclosed in Section 5.12 of the Disclosure Agreement, with respect to the Business:

       (a) Neither Seller nor any Subsidiary has any bonus, deferred compensation, pension, profit-sharing, retirement, stock purchase, stock option or other manner of Company Plan, whether formal or informal, relating to the Business. Section 5.12 of the Disclosure Agreement contains an accurate and complete description of, and sets forth the annual amount payable pursuant to, each Company Plan of Seller and each Subsidiary, whether formal or informal, relating to the Business. The aggregate of such amounts did not exceed $500,000 for the fiscal year ended June 4, 1994. Neither Seller nor the Subsidiary has any commitment, whether formal or informal and whether legally binding or not, to create any additional such plan or arrangement.

       (b) The Acquired Assets are not, and Seller does not reasonably expect them to become, subject to a lien imposed under Code Section 412 or ERISA Section 4068.

       (c) Seller never has had and currently has no obligation to contribute to any Multiemployer Plan with respect to the Business.

       (d) No assets of Seller, including the Acquired Assets, have been, and Seller does not reasonably expect them to be, provided as security to any Company Plan pursuant to Code Section 401(a)(29).

       (e) Other than routine claims for benefits, there are no Material actions, audits or claims pending or threatened against the Acquired Assets of the Business with respect to the maintenance of the Company Plans.

                            -17-
  5.12A Personnel. Seller has provided Purchaser with a true and complete list of all employees of the Business, their salaries or wage rates and their location of employment as of June 13, 1994 and a description of all group insurance programs in effect for employees of the Business. Neither Seller nor any Subsidiary is in default with respect to any of its obligations relating to salaries, wages or group insurance programs in respect of employees of the Business. Seller has not awarded any across the board wage or benefit increases to employees of the Business since January 1, 1994.

  5.13 Absence of Certain Changes or Events.  Except as set forth in
Section 5.13 of the Disclosure Agreement, since the date of the Interim Balance Sheet, Seller and the Subsidiaries have conducted the Business only in the ordinary course consistent with past practice, and there has not been any Material adverse change in the working capital, assets, liabilities, business, financial condition, operations, results of operations, or future prospects the Business. Without limiting the generality of the foregoing, since that date neither Seller or any of the Subsidiaries, with respect to the Business, have:

       (a) Amended its articles or certificate of incorporation or bylaws in any manner adverse to Purchaser;

       (b) Incurred any liabilities or obligations (absolute, accrued, contingent or otherwise) except non-Material items incurred in the ordinary course of business and consistent with past practice (counting obligations or liabilities arising from one transaction or a series of similar transactions, and all periodic installments or payments under any lease or other agreement providing for periodic installments or payments, as a single obligation or liability), or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;

       (c) Paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment discharge or satisfaction in the ordinary course of business, and consistent with past practice, of liabilities and obligations reflected or reserved against in the Interim Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the date of the Interim Balance Sheet;

       (d) Permitted or allowed any of the Acquired Assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or change of any kind, except for purchase money security interests and liens for current taxes not yet due;

       (e) Written down the value of any inventory (including write-downs by reason of shrinkage or mark-down) or written off as uncollectible any notes or accounts receivable, except for immaterial write-downs and write-offs in the ordinary course of business and consistent with past practice;

       (f) Cancelled any debts or waived any claims or rights of substantial value;

       (g) Sold, transferred, or otherwise disposed of any of the Acquired Assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice;

       (h) Disposed of or permitted to lapse any rights to the use of any patent, trademark, trade name, brand name or copyright, or disposed of or disclosed to any person other than representatives of Purchaser any trade secret, formula, process or know-how not theretofore a matter of public knowledge;
                            -18-
       (i) Except in the ordinary course of business consistent with past practice, granted any increase in rates of pay, salaries, bonuses or benefits to its employees, or entered into any new employment contracts with employees, agents or independent contractors; provided for any severance, change-in-control or similar benefit or any increase in severance or termination benefits, payable or to become payable by Seller or any of the Subsidiaries to its officers or key employees;

       (j) Adopted or amended in any Material respect any collective bargaining agreement or Company Plan other than in the ordinary course of business consistent with past practice;

       (k) Increased or accelerated the time for payment or vesting of benefits under any collective bargaining agreement or Company Plan, except in the ordinary course of business consistent with past practice;

       (l) Changed in any Material respect the accounting methods or practices followed by the Business, including any Material change in any assumption underlying, or method of calculating, any bad debt, contingency or other reserve, except as may be required by changes in generally accepted accounting principles;

       (m) Experienced any damage, destruction or loss, whether or not covered by insurance, having or which would have a Material adverse effect on the Acquired Assets or the Business;

       (n) Become involved in any labor dispute, other than routine matters, none of which is Material to the Business, taken as a whole, or any union organizing campaign; or

       (o) Authorized or proposed any of the foregoing, or entered into any contract, agreement, commitment or arrangement to do any of the foregoing.

  5.14 Environmental Matters. Except as disclosed in Section 5.14 of the Disclosure Agreement, with respect to the Business:

       (a) Neither Seller nor any of the Subsidiaries has been notified that it is potentially liable, has received any requests for information or other correspondence concerning any site or facility and is otherwise aware that it is considered potentially liable under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any similar law of any Governmental Entity.

       (b) Seller and the Subsidiaries have not entered into or received any consent decree, compliance order, or administrative order relating to environmental protection.

       (c) Seller and the Subsidiaries have neither entered into or received nor is Seller or any of the Subsidiaries in default under any judgment, order, writ, injunction or decree of any Governmental Entity relating to environmental protection.

       (d) Seller and the Subsidiaries have all Environmental Permits which are required under the applicable laws, rules and regulations of any Governmental Entity in connection with the operation of its business or the ownership, use or lease of the Acquired Assets or its other properties and is in compliance with all the Environmental Permits (including any information provided on the



                            -19-
applications therefor). A complete list and description of all such Environmental Permits is set forth on Section 5.14 to the Disclosure Agreement. Except as set forth in Section 5.14 of the Disclosure Agreement, to the knowledge of Seller, Seller and the Subsidiaries are in compliance in all Material respects with all terms and conditions of such Environmental Permits and are also in compliance with all Material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedule and timetables contained in related laws or in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder.

       (e) There are no actions, suits, claims, arbitration proceedings, or complaints pending or, to Seller's knowledge, threatened or under consideration by any Governmental Entity, community, citizen or other entity against Seller or any of the Subsidiaries relating to environmental protection with respect to or affecting the Acquired Assets.

       (f) There are no underground storage tanks on the Real Property or Leased Property.

       (g) No lien has arisen on the Real Property or Leased Property under any applicable laws, rules or regulations of any Governmental Entity as they relate to environmental protection.

       (h) To the knowledge of Seller, no audit or other investigation has been conducted as to environmental matters at any of the Real Property or Leased Property by any private party or any Governmental Entity.

  5.15 Labor Matters. Except as set forth in Section 5.15 of the Disclosure Agreement, with respect to the Business:

       (a) To the knowledge of Seller, Seller and Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

       (b) There is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or affecting Seller or any Subsidiary.

       (c) No representation question exists respecting the employees of Seller or any Subsidiary.

       (d) Neither the Seller nor any Subsidiary has experienced any work stoppage or other labor difficulty since January, 1992.

       (e) Neither Seller nor any of the Subsidiaries is a party to or has any obligations under any agreement, collective bargaining or otherwise, with any party regarding the rates of pay or working conditions of any of the employees of Seller or any of the Subsidiaries, nor is Seller or any of the Subsidiaries obligated under any agreement to recognize or bargain with any labor organization or union on behalf of Seller or any of the Subsidiaries. No collective bargaining agreement binding on Seller or any Subsidiary restricts any of them from relocating or closing any of their operations.

       (f) There is no organization activity among any of Seller's or any of the Subsidiaries' employees to Seller's knowledge, and neither Seller, the Subsidiaries nor any of their officers or directors or employees has been charged or threatened with the charge of any unfair labor practice or act of employment discrimination.
                            -20-
       (g) There are no pending or threatened claims, investigations, charges, citations, hearings, consents, decrees or litigation involving Seller or the Subsidiaries with respect to wages, compensation, bonuses, commissions or awards or payroll deductions; equal employment or human rights violations regarding race, color, religion, sex, national origin, age, handicap, veteran's status, marital status, disability or any other recognized attribute under any applicable equal employment laws of any Governmental Entity prohibiting discrimination; representation petitions or unfair labor practices; grievances or arbitrations pursuant to current or expired collective bargaining agreements; occupational safety and health; worker's compensation; wrongful termination, negligent hiring, invasion of privacy or defamation; or immigration.

  5.16 No Defaults.  Except as set forth in Section 5.16 of the Disclosure
Agreement:

       (a) Neither Seller nor the Subsidiaries is in default under and there exists no event, condition or occurrence, which with notice, lapse of time or both, would constitute such a default by Seller or the Subsidiaries under any of the Service Contracts or the Related Contracts and which would, if terminated or modified, have, insofar as can reasonably be foreseen, a Material adverse effect upon the value or use of the Acquired Assets or the Business.

       (b) To the knowledge of Seller, there exists no actual or threatened termination, cancellation or limitation of, or any modification or change in the business relationship with any customer or supplier or group of customers or suppliers of the Business whose purchases individually or in the aggregate are Material to the operations and financial condition of the Business.

  5.17 Taxes.

       (a) Seller and the Subsidiaries, with respect to the Business, have filed, or caused to be filed, all Tax returns required to be timely filed by them (all of which returns were true, correct and complete in all Material respects) and have paid or withheld, or caused to be paid or withheld, all Taxes (whether or not shown on such Tax returns as due and payable). There are no Tax liens upon any property or assets of Seller or any Subsidiary relating to the Business except liens for current taxes not yet due.

       (b) Seller and the Subsidiaries, with respect to the Business, have accrued on the Financial Statements all unpaid Taxes which are due or may become due with respect to any periods ended on or prior to the Closing Date, whether or not such unpaid Taxes are shown on a return for such period and whether or not a return has been filed for such period.

       (c) True, correct and complete copies of all Tax returns of Seller and the Subsidiaries, with respect to the Business, for the most recent two (2) fiscal years and any subsequent interim fiscal period for which Seller or any of the Subsidiaries has filed such Tax returns and all real estate and personal property Tax bills and Tax returns of Seller or any of the Subsidiaries with respect to the Acquired Assets for the most recent fiscal year or period for which Seller and the Subsidiaries has filed such Tax returns or received such Tax bills have been made available to Purchaser.

  5.17A    No Condemnation or Expropriation.  Neither the whole nor any portion of the leaseholds or any other real property assets of Seller or any Subsidiary relating to the Business is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the best of Seller's knowledge, has any such condemnation, expropriation or taking been proposed.


                            -21-
  5.18 Intellectual Property.  Except in each case as set forth in Section
5.18 of the Disclosure Agreement, with respect to the Business:

       (a) Seller and the Subsidiaries own or have the right to use, sell, license and dispose of Intellectual Property and the Marks. No royalties or fees are payable by Seller or any of the Subsidiaries to any third party in connection with the Intellectual Property.

       (b) The execution, delivery and performance of this Agreement and the consummation of the other transactions contemplated hereby will not breach, violate or conflict with any instrument or agreement governing any Intellectual Property or the Marks, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Intellectual Property or impair in any Material respect the right of Purchaser to use, sell, license or dispose of or to bring any action for the infringement of, any Intellectual Property or portion thereof.

       (c) There is no pending or threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Intellectual Property or any Mark. Neither Seller nor any of the Subsidiaries has received any notice asserting that any Intellectual Property or any Mark or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party.

       (d) A list of all agreements pursuant to which Seller or any of the Subsidiaries has any license or right to use the Intellectual Property or the Marks is attached to Section 5.18 of the Disclosure Agreement. True, correct and complete copies of all such agreements have been provided to Purchaser.

  5.19 Governmental Consents. Except as disclosed in Section 5.19 of the Disclosure Agreement, no consent, authorization or approval of or filing with any Governmental Entity is required in connection with the execution and delivery by Seller or the Subsidiaries of this Agreement or for the consummation by Seller or the Subsidiaries of the transactions contemplated hereby.

  5.20 Certain Business Transactions. Except as set forth in Section 5.20 of the Disclosure Agreement, none of Seller's or any Subsidiary's stockholders, officers, directors, executive employees or Affiliates has been involved in any business arrangement or relationship with the Business within the past twelve
(12) months. None of Seller's or the Subsidiaries' stockholders, officers, directors, executive employees or Affiliates owns any property or right, tangible or intangible, including, without limitation, any Intellectual Property, which is used in the Business of Seller or any of its Subsidiaries.

  5.20A    Ancillary Arrangements.  All Ancillary Arrangements currently in effect are conducted at the locations set forth in Section 1.4 of the Disclosure Agreement.

  5.21 Fees and Expenses. Except as set forth in Section 5.21 of the Disclosure Agreement, neither Seller nor any of the Subsidiaries has paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement.

  5.22 Uniform Commercial Code Filings.  Except as disclosed in Section
5.22 of the Disclosure Agreement, neither Seller nor any of the Subsidiaries is a debtor under any effective filing pursuant to Article 9 of the Uniform Commercial Code in any jurisdiction where Seller or the Subsidiaries has any Acquired Assets.


                            -22-
  5.23 Disclosure. To the knowledge of Seller, no representation or warranty made by Seller in this Agreement, the Disclosure Agreement, or any document, written information statement, Financial Statement, certificate or exhibit prepared and furnished or to be prepared and furnished by Seller, the Subsidiaries or their representatives pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a Material fact, or omits or will omit to state a Material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.


                          ARTICLE 6

         REPRESENTATIONS AND WARRANTIES OF PURCHASER

  Purchaser represents and warrants to Seller as follows:

  6.1 Organization; Good Standing; Qualification and Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

  6.2 Authority. Purchaser has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser, and the consummation by Purchaser of the transactions contemplated by this Agreement, will have been duly authorized by all necessary corporate action on the part of Purchaser on or before the Closing. This Agreement has been duly executed and delivered by Purchaser and this Agreement is the valid and binding obligation of Purchaser enforceable in accordance with its terms.

  6.3 Noncontravention. Neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated hereby nor compliance with the provisions hereof, will:

       (a) Except as set forth in Section 6.3 of the Disclosure Agreement, conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) any Material agreement to which Purchaser is a party, other than any such conflicts, violations, defaults which individually or in the aggregate would not have a Material adverse effect on Purchaser and its subsidiaries, taken as a whole;

       (b) Violate any provision of the articles or certificates of incorporation or by-laws of Purchaser; or

       (c) Except as set forth in section 6.3 of the Disclosure Agreement, require the consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity to be obtained by Purchaser or any of its subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

  6.4 Fees and Expenses. Neither Purchaser nor any of its subsidiaries has paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby.

                            -23-
                          ARTICLE 7

              CONDUCT AND TRANSACTIONS PRIOR TO
             CLOSING DATE; ADDITIONAL AGREEMENTS

  7.1  Information and Access.

       (a) During the period from the Effective Date and continuing until the Closing Date or until the termination of this Agreement pursuant to Section 11.1, Seller shall afford and, with respect to clause (b) below, Seller shall use its best efforts to cause its independent certified public accountants to afford, to (i) the officers, independent certified public accountants, counsel and other representatives of Purchaser reasonable access to the properties, books, records (including Tax returns filed and those in preparation) and personnel of the Business in order that Purchaser may have a full opportunity to make such investigation as it reasonably desires to make of the Business and
(ii) the independent certified public accountants of Purchaser, reasonable access to the audit work papers and other records of the independent certified public accountants of Seller and the Subsidiaries.

       (b) Seller and the Subsidiaries will permit Purchaser to make such reasonable inspections of Seller and the Subsidiaries and their respective operations during normal business hours as Purchaser may reasonably require and Seller will cause its officers and the officers of the Subsidiaries to furnish Purchaser with such financial and operating data and other information with respect to the Business as Purchaser may from time to time reasonably request. No investigation pursuant to this Section 7.1 shall affect or otherwise obviate or diminish any representations and warranties of Seller or conditions to the obligations of Purchaser.

       (c) As soon as reasonably practicable after they become available
(and in no event later than 15 days after the end of each month), Seller shall furnish to Purchaser the unaudited monthly financial statements of the Business, which shall have been prepared using the same accounting principles used to prepare the Financial Statements, subject to interim accounting practices, estimation procedures and presentation normally applied by Seller in the preparation of interim financial statements and subject to normal year-end adjustments.

  7.2  Confidentiality.

       (a) Prior to the Closing, Purchaser shall not release, publish, reveal or disclose, directly or indirectly, any Evaluation Material except (i) to Purchaser's and its lenders, directors, officers, employees, financial advisors, legal counsel, independent certified public accountants or other agents, advisors or representatives as shall require access thereto for the purpose of the transactions contemplated by this Agreement and who shall agree to be bound by the terms of this Section 7.2 and (ii) with the prior written consent of Seller and then only to the extent specified in such consent. Purchaser agrees to take all reasonable precautions to safeguard the confidentiality of the Evaluation Material. Purchaser shall not make, or permit to be made, except in furtherance of the transactions contemplated by this Agreement, any copies, abstracts or summaries of the Evaluation Material. Upon written request, Purchaser shall return all writings, documents and materials containing Evaluation Material.

       (b) The restrictions on disclosure of information contained in this
Section 7.2 do not extend to any item of information that (i) is publicly known at the time of its disclosure, (ii) is lawfully received from a third party not bound in a confidential relationship to Seller or any of the Subsidiaries,
(iii) was generated independently before its receipt from Seller or any of the Subsidiaries or (iv) is required to be disclosed pursuant to an order or decree of a Governmental Entity or other legal
                            -24-
requirement to produce or disclose such item of information, provided, however, that, upon receiving notice that any such order or decree is being sought or that any such legal requirement is applicable, Purchaser shall promptly give Seller notice thereof and Purchaser shall cooperate with Seller's efforts, if any, to contest the issuance of such order or decree or the application of such legal requirement.

       (c) Seller shall promptly after the Effective Date exercise its rights under applicable confidentiality agreements with other parties that have received Evaluation Materials to require all such parties to return to Seller all writings, documents and materials containing Evaluation Materials.

       (d) From and after the Effective Date, Seller and the Subsidiaries shall not release, publish, reveal or disclose, directly or indirectly, any confidential or proprietary information regarding the Acquired Assets transferred to Purchaser, except to the extent required by law or to the extent any such information shall have entered the public domain through no fault of Seller or the Subsidiaries.

       (e) Each party understands that the other party will not have an adequate remedy at law for a breach or threatened breach by it or any of its subsidiaries of the terms of this Section 7.2, and each party therefore agrees that if there is any such breach or threatened breach, the other party may, in addition to any other legal or equitable remedies available to it, obtain an injunction or restraining order to enjoin it or any of its subsidiaries from the breach or threatened breach of this Section 7.2.

  7.3 Conduct of Business. Except as contemplated by this Agreement, during the period from the Effective Date and continuing until the Closing Date or until the termination of this Agreement pursuant to Section 11.1, Seller and the Subsidiaries shall conduct the Business in the ordinary and usual course consistent with past practice and Seller shall, and shall cause each of the Subsidiaries to, use its respective best efforts to maintain and preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relations with licensors, franchisees, licensees, suppliers, contractors, distributors, customers and others having business relationships with it. Without limiting the generality of the foregoing and except as provided in this Agreement, prior to the Closing Date without the prior written consent of Purchaser, Seller shall not, and shall not cause or permit any of the Subsidiaries to, conduct any of the activities described in Section 5.13 above.

  7.4 Efforts to Consummate. Subject to the terms and conditions of this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

  7.5 Insurance. From and after the Effective Date until the Closing Date or the termination of this Agreement pursuant to Section 11.1, Seller shall maintain, at the current level, all fire, liability, workers' compensation, and other forms of insurance (except title insurance and insurance which constitutes a Company Plan) on the Acquired Assets and the Business which is of an insurable nature.

  7.6 Public Announcements. Purchaser and Seller shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation except to the extent such consultation cannot be effected in compliance with law.


                            -25-
  7.7 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

  7.8  Notification of Certain Matters.

       (a) Purchaser shall give prompt notice to Seller of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be likely to cause (i) any of Purchaser's representations or warranties contained in this Agreement to be untrue or inaccurate in any Material respect at any time from the Effective Date until the Closing Date, or (ii) any Material failure of Purchaser or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

       (b) Seller shall give prompt notice to Purchaser of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be likely to cause (i) any of Seller's or any Subsidiary's representations or warranties contained in this Agreement to be untrue or inaccurate in any Material respect at any time from the Effective Date until the Closing Date, or (ii) any Material failure of Seller, any of the Subsidiaries or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. If at any time prior to the Closing Date Purchaser shall discover in the course of its due diligence or otherwise that any representation or warranty of Seller or any Subsidiary hereunder is untrue or incorrect, it shall so notify Seller and afford Seller a reasonably opportunity to correct or cure such untrue or incorrect statement, provided that in the event such untrue or incorrect matter shall have a Material adverse effect, Purchaser shall be entitled to terminate this Agreement pursuant to Section 11.1(b) of this Agreement; and provided further, Seller shall remain liable to Purchaser in accordance with the terms of this Agreement to the extent such matter is not corrected or cured in a manner that provides Purchaser with the full benefit of its purchase hereunder.

  7.9 Transition Service Agreement. At the Closing, Seller and the Subsidiaries shall enter into the Transition Services Agreement.

  7.10 License of Marks. At the Closing, Seller shall enter into the License of Marks.

  7.11 Non-Competition Agreements. Seller shall use its best efforts to cause each of the individuals listed on Section 7.11 of the Disclosure Agreement to enter into a non-competition agreement, substantially in the form of the Non-Competition Agreement at the Closing.

  7.12 New Subsidiary. Seller shall incorporate a new wholly-owned subsidiary, and, immediately prior to the Closing, Seller and the Subsidiaries shall sell, transfer, convey, assign and deliver the Equipment to such Subsidiary in the manner and as directed by Purchaser. Such new subsidiary shall conduct no other business or engage in any other activity prior to the Closing.

  7.13 Permits and Licenses. Seller agrees to assist Purchaser, as may be reasonably requested, in identifying all permits and licenses necessary to operate the Business.


                          ARTICLE 8

           CONDITIONS OF OBLIGATIONS OF PURCHASER

  The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction of all of the following conditions, unless waived by Purchaser:
                            -26-
  8.1 Governmental Entity Approvals. All Material authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, expired or been obtained.

  8.2 Statutes. No action shall have been taken, and no statute, rule, regulation or order shall have been enacted, promulgated or issued or deemed applicable to the sale of the Acquired Assets by any Governmental Entity which would (i) make the consummation of the sale of Acquired Assets illegal, (ii) prohibit Purchaser's or Seller's and the Subsidiaries' ownership or operation of all or a Material portion of the Acquired Assets, or compel Purchaser or Seller or the Subsidiaries to dispose of or hold separate all or a Material portion of the Business or Acquired Assets, as a result of the sale of the Acquired Assets or (iii) render Purchaser or Seller and the Subsidiaries unable to consummate the sale of the Acquired Assets, except for any waiting period provisions.

  8.3 Certificate. All information required to be furnished or delivered by Seller or any of the Subsidiaries pursuant to this Agreement or the Disclosure Agreement will have been furnished or delivered as of the Effective Date and the Closing Date, as required hereunder. The representations and warranties of Seller set forth in this Agreement and the Disclosure Agreement shall be true, correct and complete in all respects as of the Effective Date and as of the Closing Date, as though made on and as of such dates (with such additional exceptions on the Closing Date that would not, singly or in the aggregate, constitute more than $4,000,000 of Purchaser Claims). Purchaser shall have received a certificate signed by the President and the Secretary of Seller to such effect and, to their knowledge, there are no threatened or actual terminations with respect to the Service Contracts except as set forth in the Disclosure Agreement. Any inspection or audit of any matters relating to Seller or the Subsidiaries pursuant to this Agreement shall in no way limit the ability of Purchaser to rely on the representations or warranties set forth herein.

  8.4 Amendments to Disclosure Agreement and Attachments. To the extent that any changes occur between the Effective Date and the Closing Date in the information required to be disclosed by Seller and the Subsidiaries on the Disclosure Agreement or any Exhibit to this Agreement furnished by Seller or any of the Subsidiaries, or if any error should be discovered thereon, the Exhibits or the Disclosure Agreement, as applicable, shall be amended by Seller as necessary to reflect such changes or correct such errors in order to make the representations and warranties contained therein true, correct and complete on the Closing Date. All such amendments to the Exhibits or the Disclosure Agreement shall be delivered to Purchaser on or before the Closing Date; provided, however, that no such amendment shall be effective to cure any existing breach of a representation or warranty.

  8.5 Adjustment. Purchaser shall not have presented Seller with reasonable evidence that the Adjustment shall be more than $7,500,000.

  8.6  Financing.  Purchaser shall have obtained financing through The
Royal Bank of Scotland plc on terms reasonably satisfactory to Purchaser in an amount sufficient to permit Purchaser to consummate the transactions provided for in this Agreement.

  8.7 Performance of Obligations of Seller. Seller and the Subsidiaries shall have performed in all respects all obligations and covenants required to be performed by them under this Agreement prior to or as of the Closing Date, and Purchaser shall have received a certificate signed by an officer of Seller to such effect.

  8.8 No Injunction, Etc. No suit, action, or proceeding shall be pending or threatened before any Governmental Entity wherein an unfavorable judgment, order, decree, stipulation, injunction or
                            -27-
charge would (i) prevent consummation of any of the transactions contemplated by this Agreement; (ii) cause any of the transactions contemplated hereby to be rescinded following consummation; or (iii) adversely affect the right of Purchaser to own, operate or control the Acquired Assets.

  8.9 Incumbency. Purchaser shall have received certificates of incumbency of Seller and each Subsidiary executed by its respective President and Secretary listing its officers which are authorized to execute this Agreement and the instruments of transfer on its behalf.